STOCK ACQUISITION AGREEMENT

                           AND PLAN OF REORGANIZATION

      This Stock Purchase Agreement ("Agreement") dated as of May 1, 1997 among SEABURY & SMITH, INC., a Delaware corporation ("Seabury") and a direct wholly-owned subsidiary of MARSH & McLENNAN COMPANIES, INC., a Delaware corporation ("MMC"), ALBERT H. WOHLERS & CO. an Illinois corporation ("Wohlers"), and the individuals identified on Schedule 1 attached hereto (each a "Seller", collectively, the "Sellers").

                              W I T N E S S E T H:

      WHEREAS, the Sellers collectively own of record and beneficially 10,000 shares, being all of the issued and outstanding shares of Wohlers common stock, no par value ("Wohlers Stock");

      WHEREAS, the Sellers desire to transfer, and Seabury desires to acquire, all the issued and outstanding shares of Wohlers Stock on the terms and conditions set forth in this Agreement; and

      WHEREAS, the parties desire to effectuate the acquisition of the shares of Wohlers Stock solely in exchange for stock of MMC so as to qualify as a tax-free reorganization under Section 368(a)(1)(b) of the Internal Revenue Code of 1986, as amended (the "Code"); however, each of the parties hereto recognizes and acknowledges that no representations, warranties or agreements are being made to such effect by any of the parties hereto and that the failure of such exchange so to qualify shall not give any party rights against any other party except if such failure results from a breach of any provision herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

      1. Transfer of Shares. At the Closing (as defined in Section 5), Seabury shall acquire from each Seller, and each Seller shall transfer and assign to Seabury, the number of shares of Wohlers Stock set forth opposite each such Seller's name on Schedule 1 hereto, free and clear of all security interests, liens, encumbrances, mortgages, pledges or charges of any kind whatsoever ("Liens").

      2. Consideration. Each Seller shall receive only shares of the common stock, $1.00 par value, of MMC (the "MMC Stock") as set forth in Sections 3 and 4 hereof.

      3. Exchange of Shares.

            (a) On the Closing Date (as defined in Section 5 ), each share of Wohlers Stock issued and outstanding immediately prior to the Closing shall be exchanged for such number of shares of MMC Stock calculated pursuant to Section 3(b) hereof. On the Closing Date, each of Sellers shall surrender to Seabury certificates evidencing the shares of Wohlers Stock set forth opposite each such Seller's name on Schedule 1, duly endorsed in blank or accompanied by an appropriate instrument of transfer reasonably satisfactory in form and substance to counsel for Seabury. Subject to the terms and conditions hereof, upon such surrender, each such Seller shall have the right to receive stock certificates evidencing the number of shares of MMC Stock to which such Seller is entitled, and registered in the name of such Seller, determined by multiplying the number of such Shares of Wohlers Stock so surrendered by the Exchange Rate (as defined below), rounding up to the nearest whole number of shares of MMC Stock.

            (b) Each share of Wohlers Stock shall be exchanged for the number of shares of MMC Stock obtained by dividing $55 million by the product of: (i) the aggregate number of shares of Wohlers Stock issued and outstanding immediately before the Closing; and (ii) $116.62.

            (c) The total number of shares of MMC Stock to be conveyed hereunder (the "Original Shares") shall be appropriately adjusted if MMC, subsequent to the date of this Agreement and prior to the Closing Date:

                  (i) declares a dividend payable in shares of its common stock;

                  (ii) splits or combines the shares of its common stock then outstanding;

                  (iii) declares a distribution (other than its regular
                        quarterly non-liquidating cash dividend) on shares of its common stock;

                  (iv) merges or consolidates with any corporation in which the other corporation is the surviving entity; or

                  (v) reorganizes, recapitalizes or reclassifies any of the shares of its common stock.

      4. Delivery Into Escrow.

            (a) At the Closing Seabury, each Seller, Albert H. Wohlers, acting in his capacity as representative of the Sellers ("Sellers' Representative") and the Escrow Agent (as defined in the Pledge and Escrow Agreement), shall execute the Pledge and Escrow Agreement, substantially in the form of Exhibit A hereto (the "Pledge and Escrow Agreement"), and on the Closing Date ten percent (10%) of the full shares of MMC Stock to which each Seller immediately prior to the Closing Date is entitled pursuant to Section 3 hereof on a fully diluted basis, or if such 10% results in a fractional share, a number of shares of MMC Stock equal to the next highest whole number of such shares, shall instead be registered in the name of the Sellers' Representative and delivered, on behalf of each Seller, to the Escrow Agent. The shares so delivered shall be referred to herein as (the "Escrow Shares").

            (b) All of the shares of MMC Stock held in escrow, if any, on the first anniversary of the Closing Date (the "Escrow Period") which are not subject to any claim shall be released to the Sellers, in proportion to their equity interest in Wohlers at Closing as shown in Schedule 1, no later than ten
(10) business days after the expiration of the Escrow Period.

      5. Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Seabury, 1166 Avenue of the Americas, New York, New York, on or before May 1, 1997 at 9:00 A.M., local time (the "Closing Date").

      6. Representations and Warranties of the Sellers. The Sellers severally represent and warrant to Seabury as follows:

            (a) Ownership of Wohlers Stock. Each Seller owns, free and clear of any Lien, the shares of Wohlers Stock set forth opposite such Seller's name on
Schedule 1 , and such Seller has the sole right to dispose of such shares. Immediately prior to Closing each Seller will have good and valid title to such shares of Wohlers Stock to be sold by such Seller hereunder, free and clear of all Liens, and upon delivery of such shares by such Seller and payment therefor by Seabury at the Closing pursuant hereto, good and valid title to such Seller's shares, free and clear of all Liens will pass to Seabury

            (b) Power and Authority. Each Seller has the full power and authority to enter into this Agreement, the Pledge and Escrow Agreement, the Registration Rights Agreement, and any other agreement, including any employment or consulting agreement, document, certificate or instrument to be executed by such Seller in connection with the transactions contemplated by this Agreement (collectively, the "Operative Documents"), and to carry out and consummate the transactions contemplated hereby and thereby. This Agreement and each of the Operative Documents to which such Seller is a party constitute or, upon execution by such Seller, will constitute, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms except that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and general principles of equity, whether considered in a proceeding in equity or at law.

            (c) No Violation. With respect to each Seller, neither the execution, delivery and performance of this Agreement or any of the Operative Documents, nor the consummation of the transactions contemplated hereby or thereby, does or will (with the giving of notice, passage of time or both): (i) conflict with or result in a breach or violation of, or constitute a default under, or result in, or create in any party the right to cause, the acceleration of any performance or any increase in any payment required by or the termination, suspension or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture of any rights or privileges under: (A) any contract to which such Seller is a party or by which he/she or it is or may be bound or affected, or to which any of such Seller's shares of Wohlers Stock are or may be subject, or otherwise material to the transactions contemplated hereby or by any of the Operative Documents; (B) the Articles of Incorporation or By-Laws of Wohlers; (C) any judgment to or by which any of such Seller or such Seller's shares of Wohlers Stock is or may be subject, bound or attached; or (D) any applicable law; or (ii) result in the creation of any Lien upon any of such Seller's shares of Wohlers Stock.

            (d) Consents. Each of the Sellers has obtained or will obtain prior to the Closing, the approval or consent of all persons (including without limitation, governmental authorities, courts, creditors of Wohlers or any such Seller and parties to any other instrument or agreement to which any such Seller is a party or by which any of them is bound or to which any of such Seller's shares of Wohlers Stock are or may be subject) which approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary to be obtained or made by or on behalf of any such Seller in connection with the execution, delivery or performance of, or the consummation of the transactions contemplated by, this Agreement or any of the Operative Documents.

            (e) Acquisition for Investment. (i) Each Seller (A) is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933 as amended from time to time (the "Securities Act") or
(B) by reason of such Seller's business and financial experience and the business and financial experience of those persons retained by such Seller to advise such Seller with respect to such Seller's investment in MMC Stock, such Seller, together with such advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such Seller's prospective investment in MMC Common Stock and is able to bear the economic risk of such investment.

                  (ii) Each Seller is acquiring the MMC Stock not with a view toward or for resale in connection with any distribution thereof, or with any intention of distributing or selling MMC Stock in violation of the Securities Act, and each such Seller will not sell or offer to sell or otherwise transfer MMC Stock in violation of the Securities Act.

                  (iii) Each Seller acknowledges that representatives of the Sellers have been, on behalf of all Sellers, provided an opportunity to examine all documents and ask questions of, and has received answers thereto from, MMC and its representatives regarding the business, management, and financial affairs of MMC and its subsidiaries, and such representatives have obtained all traditional information requested by them of MMC and its subsidiaries and their respective representatives to verify the accuracy of all information furnished to them regarding the acquisition of MMC Stock.

                  (iv) Each Seller understands that (A) the MMC Stock has not been registered under the Securities Act, by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (B) the MMC Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities

Act or is exempt from such registration, (C) the certificates representing shares of MMC Stock shall bear a legend to such effect (as set forth in Section 6 of the Registration Rights Agreement) and (D) MMC will make a notation on its transfer books to such effect.

                  (v) Each Seller will provide any information reasonably requested by Seabury to enable MMC to file a Registration Statement on Form S-3 with the Securities and Exchange Commission ("SEC") under the Securities Act.

      7. Representations and Warranties of the Sellers and Wohlers. Each of the Sellers severally and Wohlers represents and warrants to Seabury as follows:

            (a) Organization and Good Standing. Wohlers is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated or such business is now conducted. Wohlers is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership of its properties requires it to be so qualified. The copies of the Articles of Incorporation, By-laws, minute books and stock transfer records of Wohlers previously delivered or made available to Seabury constitute true, correct and complete copies of Wohlers' Articles of Incorporation, By-laws, minute books and stock transfer records and reflect all amendments of Wohlers' Articles of Incorporation and By-laws and all minutes of meetings of the stockholders and directors of Wohlers and all committees thereby held through and including the date hereof.

            (b) Capitalization. The authorized capital stock of Wohlers consists of 10,000 shares of Common Stock, no par value, of which 10,000 shares are issued and outstanding on the date hereof, all of which are owned by Sellers. All such outstanding shares have been validly issued and are fully paid and non-assessable and none of such shares was issued in violation of the preemptive rights of any present or past shareholder.

            (c) Subsidiaries; Other Affiliates. Wohlers does not, directly or indirectly, own any shares of, control or participate as a partner or joint venture in, any corporation, partnership, association or business organization.

            (d) Authority. Wohlers has the corporate power to enter into this Agreement and any Operative Document to which it is a party and to carry out its obligations hereunder and thereunder. Wohlers has taken all required corporate action to approve the execution, delivery and performance of this Agreement and any Operative Document to which it is a party, including but not limited to, receipt of the approval of the board of directors of Wohlers and the consent of the holders of all shares of Wohlers Stock. This Agreement and any Operative Document to which it is a party is, or upon execution by Wohlers will be, a legal, valid and binding agreement of Wohlers, enforceable against Wohlers in accordance with their respective terms except that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and the general principles of equity whether considered in a proceeding in equity or at law. The resolutions of the board of directors of Wohlers certified by the secretary of Wohlers and delivered to Seabury simultaneously with the execution of this Agreement are true, complete and correct.

            (e) No Violation. Neither the execution, delivery and performance of this Agreement or any of the Operative Documents, nor the consummation of the transactions contemplated hereby or thereby, does or will (with the giving of notice, passage of time or both): (i) conflict with or result in, or create in any party the right to cause, the acceleration of any performance or any increase in any payment required by or the termination, suspension or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture of any rights or privileges under: (A) any contract to which Wohlers is a party or by which it is or may be bound or affected, or otherwise material to the transactions contemplated hereby or by any of the Operative Documents; (B) its Articles of Incorporation or By-laws; (C) any judgment to or by which Wohlers or any of its assets is or may be subject, bound or affected; or (D) any law, rule, regulation, judgment, order or decree governing or affecting the operation of the business of Wohlers; or (ii) result in the creation of any Lien on Wohlers or upon any of its assets.

            (f) Consents. Except as and to the extent listed on Schedule 7(f), Wohlers has obtained, or will obtain prior to the Closing, approval or consent of all persons (including, without limitation, governmental authorities, courts, creditors of Wohlers and parties to any other instrument or agreement to which Wohlers is a party or by which it or any of its assets is bound) whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary to be obtained or made by or on behalf of Wohlers in connection with the execution, delivery or performance of, or the consummation of the transactions contemplated by, this Agreement or any of the Operative Documents. Except as and to the extent listed on Schedule 7(f), other than in connection or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of or filing with or notice to any public body or authority, including without limitation any federal, state or local governmental authority, agency or department, is necessary for the consummation by Sellers or Wohlers of the transactions contemplated by this Agreement or any of the Operative Agreements, except for any such authorizations, consents, approvals or filings, where the failure to obtain or make the same would not have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Wohlers taken as a whole ("Material Adverse Effect") or a material adverse effect on the ability of Wohlers or any of the Sellers to consummate the transactions contemplated hereby or under any of the Operative Documents.

            (g) Options or Warrants. Except as and to the extent disclosed in
Schedule 7(g), there are no outstanding subscriptions, options, warrants, calls, commitments or agreements to acquire shares of the capital stock of Wohlers from any Seller or Wohlers, including without limitation, any right of conversion or exchange under any outstanding security or other instrument, nor are there outstanding any rights or privileges, preemptive or contractual, to acquire such shares. There are no agreements or commitments or understandings relating to the voting of the Wohlers Stock and no shares of capital stock of Wohlers have been reserved for any purpose. Wohlers has not issued since December 31, 1996, and will not issue through the Closing, options or rights to purchase any shares of Wohlers Stock.

            (h) Year End Statements. The audited financial statements of Wohlers as of February 28, 1993, February 28, 1994, February 28, 1995, December 31, 1995 and December 31, 1996 and for the period then ended (the statements for Wohlers as of December 31, 1996 and for the year then ended included in such financial statements and the notes thereto are hereinafter referred to as the "Year-End Statement"), together with the notes to such financial statements, and the unaudited statement of Wohlers as of March 31, 1997 ( the statement for Wohlers as at the three month period ended March 31, 1997 and the notes thereto are hereinafter referred to as the "Interim Statement) are attached as Schedule 7(h)(1) (collectively, the "Financial Statements"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly, in all materials respects, the financial position of Wohlers as of the respective dates thereof and results of operations and cash flows of Wohlers for the respective periods then ended, (subject, in the case of unaudited statements, to the notes and normal year-end audit adjustments that will not be material in amount or effect) and except as and to the extent disclosed in the notes thereto, do not include any unusual or nonrecurring items required to be identified as such, in accordance with GAAP or, in the case of the Interim Statement, other than as set forth in Schedule 7(h) hereto. Except as disclosed herein or expressly required hereby, since the date of the Interim Statement, there have been no material adverse changes in the business, properties, assets, liabilities, results of operations or financial condition of Wohlers, whether or not such adverse changes were covered by insurance.

            (i) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Interim Statement, or Schedule 7(i) hereof, as of the date of the Interim Statement Wohlers did not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, matured or unmatured, including, without limitation, liabilities for unfunded pension liabilities, Taxes, as defined below, with interest and penalties thereon, lawsuits and claims, which are required to be recorded on financial statements prepared in accordance with generally accepted accounting principles and on the basis of accrual accounting.

            (j) Taxes. The amounts recorded as liabilities for Taxes (as defined below) on the Interim Statement are sufficient for the payment of all accrued and unpaid Taxes of Wohlers, whether or not disputed, for the period ended on the date of such Statement and for all fiscal periods prior thereto or existing on or prior to the date of such Statement. Wohlers has duly and timely filed all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) ("Returns") required to be filed to the relevant governmental authority in respect of Taxes through the date hereof and such Returns were correct and complete when filed, taking into account applicable reserves, and to the extent its liabilities for Taxes have not been fully discharged, adequate reserves have been established on the books and records of Wohlers. Wohlers paid, in a timely fashion, all Taxes shown as due or payable on any Return. There are no outstanding assessments against Wohlers and there are no Liens with respect to Taxes (except for statutory liens for Taxes not yet due or delinquent) upon any of the assets of Wohlers. There are no agreements, waivers or other arrangements providing for the extension of time with respect to the filing of any Return or the payment of any Tax and there are no proceedings or actions pending against Wohlers for the assessment or collection of additional Taxes. Wohlers has not received any notice that any examination of or proceeding with respect to any Return is currently in progress and, to the knowledge of Wohlers and the Sellers, no such examination is threatened. There has been no audit by the Internal Revenue Service or any state, local or foreign tax authority of any Return with respect to Taxes resulting in a proposed, asserted or assessed deficiency and there is no audit that is not closed. Wohlers has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The income Tax Returns of Wohlers for the taxable periods ended before December 31, 1993 have been examined by the appropriate governmental authority (or the applicable state of limitations for the assessment of Taxes for such periods has expired) and a list of all audits, examinations or investigations commenced or completed with respect to Wohlers with respect to taxable periods beginning after December 31, 1993 is set forth on Schedule 7(j). Wohlers is not a party to, is not bound by, and does not have obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and none of MMC or any of its subsidiaries has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement. Wohlers is not a party to any to any agreement, plan, contract or arrangement (whether oral or in writing) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Other than any income Tax Returns which have not yet been required to be filed, Wohlers has made available to Seabury true and correct copies of its income Tax Returns filed with any jurisdiction as filed by Wohlers for each of the taxable years ended December 31, 1996, December 31, 1995, February 28, 1994, February 28, 1993, February 28, 1992, and February 28, 1991. Wohlers has previously delivered or made available to Seabury complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by a governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to Wohlers and (ii) any closing agreements entered into by Wohlers with any Tax authority in each case existing on the date hereof. Wohlers will deliver to Seabury all materials with respect to the foregoing for all matters arising after the date hereof. The term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign taxes, including without limitation, income, windfall, profits, gains, franchise, gross receipts, transfer, capital stock, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

            (k) Compensation Due Employees. Schedule 7(k) is a true and complete list showing the names of all persons employed by Wohlers, their respective dates of hire, current aggregate annual base salary or hourly rate (including the value of non-cash compensation received) for each such person and the date and amount of such person's last raise, bonuses, incentive compensation and distribution paid or payable with respect to the fiscal year ended December 31, 1996. On the Closing Date, Wohlers will have no outstanding liability for payment of wages, vacation pay, salaries, bonus, reimbursable employee business expenses, pensions, contributions under any employee benefit plan or any other compensation, current or deferred, under any contracts, whether oral or written, based upon or accruing with respect to those services of any employee performed or to be performed prior to the Closing Date, except for liabilities accrued on the Interim Statement, liabilities accrued since that date in the ordinary course of business consistent with past practices, or except as otherwise shown and to the extent disclosed on Schedule 7(k). Wohlers has not, because of past practices or previous commitments with respect to its employees, established any rights on the part of such employees to receive additional compensation with respect to any period before or after the date hereof including any period after the Closing Date, except as shown and to the extent disclosed on Schedule 7(k). Except as shown and to the extent disclosed on Schedule 7(k), Wohlers has not maintained, contributed to or sponsored any "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter called "ERISA") or other plan, program, practice, agreement or arrangement of employee compensation, deferred compensation, severance pay, retiree benefit or fringe benefit which was or is available to employees of Wohlers generally or was or is subject to the provisions of ERISA. Wohlers is in compliance with all provisions, including all reporting and disclosure requirements of ERISA and of the Code relating to employee benefit plans.

            (l) Union Agreements and Employment Agreements. Except as shown and to the extent disclosed on Schedule 7(k) attached hereto, Wohlers is not a party to any collective bargaining agreement or union agreement or has any agreement with any of its employees providing for the employment of such employee which is not terminable at will upon reasonable and customary notice by Wohlers.

            (m) Contracts and Agreements. Except as shown and to the extent disclosed on Schedule 7(m) attached hereto, Wohlers is not a party to any written or oral contract, license, lease or other agreement which involves amounts in excess of $50,000, in the aggregate, or is otherwise material to the business and operation of Wohlers including, but not limited to, any non-competition covenants, any agency contracts for sales representations, any contracts and commitments for rebates or sharing of commissions, any co-brokerage and sub-brokerage agreements, any contracts to perform consulting or other services or any other contracts or commitments. Seabury has received from Wohlers true, correct and complete copies of each such written contract, license, lease or other agreement so listed in Schedule 7(m), and each is a legal, valid and binding contract enforceable against Wohlers and, to the knowledge of Sellers and Wohlers, the other parties thereto, in accordance with its respective terms. Neither Wohlers nor any Seller has received a notice of default which has not been cured, nor to any Sellers' knowledge is Wohlers in default, nor does any condition exist which with notice or lapse of time, or both, would render Wohlers in default under any contract, license, lease or other agreement whether or not shown on Schedule 7(m). Neither Wohlers nor any Seller has received notice or has knowledge that any party to any such contract, license, lease or other agreement intends to cancel or terminate any such agreement or to exercise any options under any such agreement. None of such contracts, licenses, leases or other agreements has been renegotiated (other than in cooperation with Seabury) in anticipation of the acquisition of Wohlers Stock hereunder.

            (n) Real Property. Wohlers owns no real property. Schedule 7(n) attached hereto contains a complete and accurate description and specifies the location and lessor of all real property leased by Wohlers. Seabury has received from Wohlers true, correct and complete copies of each lease of real property to which Wohlers is a party. Each such lease is legal, valid, binding, enforceable, and in full force and effect and, subject to any requirement for the consent of any lessor thereunder, will continue to be valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither Wohlers nor, to the knowledge of Wohlers and the Sellers, the lessor under any such lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default on the part of Wohlers or permit termination, modification, or acceleration by the lessor thereunder. No party to any such lease has repudiated any provision thereof.

            (o) Title to Assets. Except for items used and disposed of in the ordinary course of business, Wohlers: (i) owns outright, free and clear of any Liens, all material equipment, furniture and fixtures in the offices reflected in the Interim Statement; and (ii) owns outright, free and clear of any Lien, all of the right, title and interest in and to all other assets and properties reflected on the Interim Statement or acquired after the date thereof.

            (p) Banks. Schedule 7(p) attached hereto is a true and complete list showing the name of each bank in which Wohlers has a line of credit, account, savings account, certificate of deposit or safe deposit box.

            (q) Insurance. Schedule 7(q) attached hereto lists and describes all insurance policies (including policy numbers and names of insurers) now in force pursuant to which Wohlers is the insured. Seabury has received from Wohlers true, complete and current copies of all such insurance policies. All errors and omissions claims asserted against Wohlers in the past three years or which are unresolved as of the date hereof regardless of the date of assertion, are described in Schedule 7(q) and, except as otherwise disclosed on such Schedule, all such claims have been settled by payment against receipt of a release, or have been reported to Wohlers' errors and omissions carrier, and Wohlers has not been notified, nor does Wohlers or any Seller have knowledge that such carrier will deny coverage. Wohlers has not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three years.

            (r) Licenses, Permits and Consents. As of the date hereof, the licenses and permits shown on Schedule 7(r) attached hereto are the only licenses and permits currently required by Wohlers or any of its employees for the operation of its business, the lack of which would have a

Material Adverse Effect, and all of such licenses and permits are in effect as of the date hereof and will continue to be in effect on the Closing Date. Wohlers has not received notice, nor does it or any of the Sellers have knowledge that any appropriate authority intends to cancel or terminate or not renew any of such licenses or permits or that valid grounds for such cancellation or termination or non-renewal currently exist. Neither Wohlers nor to the knowledge of Sellers and Wohlers any of its employees has been barred from or ordered to cease and desist from any activities of any type whatsoever in connection with the business of the type now engaged in by Wohlers. Neither Wohlers' nor, to the knowledge of Sellers and Wohlers, any of its employees' licenses or qualifications to conduct, participate or be involved in any business of the type now engaged in by Wohlers, in any jurisdiction, has been denied without having been subsequently issued, revoked, restricted or suspended nor has Wohlers, or to the knowledge of Sellers and Wohlers, any of its employees been involved in any proceeding to deny, revoke, restrict or suspend any such license or qualification or bar or cease any activities connected with the business of the type now engaged in by Wohlers except where such denial, revocation, restriction or suspension would not have a Material Adverse Effect.

            (s) Litigation. Except as shown and to the extent disclosed on
Schedule 7(s) attached hereto there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Wohlers) pending or, to the knowledge of Wohlers or any of the Sellers, threatened against or materially affecting Wohlers nor, to the knowledge of Wohlers or any of the Sellers, are there any disputes which could reasonably be expected to result in a claim being asserted against Wohlers in arbitration, at law or in equity before or by any federal, state, local or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date of this Agreement. Wohlers is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, local or governmental department, commission, board, agency or instrumentality, domestic or foreign or pursuant to any settlement or other agreement entered into in connection with the foregoing.

            (t) Compliance with Laws. Wohlers and to the knowledge of Wohlers and Sellers each of Wohlers' employees has complied with all laws, rules, regulations and orders applicable to Wohlers' business, including but not limited to requirements and restrictions with respect to the use, investment, application and allocation of funds, and proceeds from the investment of such funds, held in trust by Wohlers from time to time, and the present use by Wohlers of its properties does not violate any such laws, rules, regulations or orders. Neither Wohlers nor, to the knowledge of Wohlers or Sellers, any of its employees has received a written notice of a violation of any law, regulation or order applicable to its business which has not been cured. No provision of the law of the State of Illinois, including but not limited to laws or regulations relating to the insurance agency and brokerage business, will be violated by the execution or consummation of this Agreement or any of the Operative Documents by Wohlers or precludes or will preclude the execution or consummation of this Agreement or any of the Operative Documents by Wohlers.

            (u) Copyrights, Trademarks, Trade Names, etc. Except as set forth on
Schedule 7(u), neither Wohlers nor any of the Sellers owns any trademarks, trademark applications or registrations, trade names, service marks and copyrights other than the sole and exclusive right to the use of the corporate name ALBERT H. WOHLERS & CO., in Illinois and where Wohlers is qualified to do business. No person has asserted or, to the knowledge of Wohlers or the Sellers, threatened to assert any claim or made any demand to the right to such name or the right to use the same, and no proceeding has been instituted, or is pending, or to the knowledge of Wohlers or the Sellers, threatened, which challenges the right of Wohlers thereto. To the knowledge of Wohlers and the Sellers, from and after the Closing Date, Seabury may use the corporate name "Albert H. Wohlers & Co.", without the consent of any party in conducting the business of Wohlers as and where currently conducted. Wohlers has not, and prior to the Closing will not have conducted its business so as to create a conflict with or infringement upon valid patents, license, copyrights, trademarks or trade names of others which is likely to have a Material Adverse Effect.

            (v) Conduct of Business Since Date of the Year End Statement. Except as shown and to the extent disclosed on Schedule 7(v) attached hereto, since March 31, 1997 and prior to the Closing Date, Wohlers and each of the Sellers which are officers or employees of Wohlers have conducted and will conduct the operations of Wohlers in the ordinary and usual course and have used commercially reasonable efforts to and will continue to use commercially reasonable efforts to preserve intact Wohlers' business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with its clients and others having business relationships with Wohlers. Without limiting the generality of the foregoing, and except as and to the extent disclosed in Schedule 7(v) hereof, Wohlers and the Sellers who are officers, directors or employees of Wohlers have not since March 31, 1997 and will not, without the prior written consent of Seabury:

                  (i) issue any stocks, bonds, notes, options, warrants or other corporate securities;

                  (ii)  amend its Articles of Incorporation or By-laws;

                  (iii) intentionally incur any obligations or liabilities
                        (absolute or contingent), except for obligations herein and except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practice;

                  (iv) make any capital expenditures exceeding $20,000 for a single item or $100,000 in the aggregate;

                  (v) declare or make any payment or distribution to shareholders of or on its capital stock (such as a dividend) or purchase or redeem any shares of capital stock other than Wohlers' retained earnings as of the date immediately prior to the Closing Date, including the amount reflected in Wohlers' "accumulated adjustments account" as of the date immediately prior to the Closing Date, as that term is defined in Section 1368(e)(l) of the Code provided that after giving effect to any such payment or distribution or purchase or redemption, as of the date immediately prior to the Closing Date the retained earnings of Wohlers (with income for the period from January 1, 1997 to the date immediately preceding the Closing Date determined in accordance with the accounting principles and practices employed in the preparation of the Interim Statement) shall be no less than zero after recording all liabilities for royalties, sub-brokerage, administrative fees, real estate taxes and escalation costs related to periods prior to the Closing Date;

                  (vi) mortgage, pledge or subject to a Lien, any assets or properties, tangible or intangible;

                  (vii) sell or transfer any tangible assets or cancel any debts or claims, except in each case in the ordinary course of business consistent with past practice;

                 (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Wohlers;

                  (ix) sell, assign or transfer any trademarks, trade names, service marks, copyrights or other intangible assets;

                  (x)   waive any rights of substantial value;

                  (xi)  change accounting methods or practices;

                  (xii) enter into any transaction other than in the ordinary course of business consistent with past practice;

                 (xiii) make any loan to any person or entity, including, but not limited to, any officer, director or employee;

                  (xiv) increase the compensation payable, or to become payable, to any employees, including but not limited to, any bonus payment, stock options or deferred compensation;

                  (xv) increase any benefits to employees under pension, insurance or other employee benefit programs;

                  (xvi) make any elections or settle or compromise any dispute with respect to Taxes;

                 (xvii) enter into an agreement to do any of the things
                        described in clauses (i) through (xvi) above; or

                (xviii) take any action that would result in any of the
                        representations and warranties of Wohlers set forth in this Agreement or in any of the Schedules or Exhibits hereto becoming untrue in any material respect or in any of the obligations of Wohlers not being satisfied.

            (w) No Liabilities as Guarantor. Except as and to the extent reflected or reserved against in the Interim Statement, Wohlers is not directly or indirectly liable upon or with respect to or obligated in any other way to provide funds in respect of or to guarantee or assume any debt, dividend or other obligation of any person, corporation, association, partnership or other entity, except endorsements made in the ordinary course of business consistent with past practice, in connection with the deposit of items of collection.

            (x) Interest in Clients, Suppliers and Competitors; Transactions with Interested Parties. Except as shown and to the extent disclosed on Schedule 7(x) attached hereto, neither Wohlers nor any of the Sellers nor any of Wohlers' employees has any direct or indirect interest in: (i) any competitor, client or customer (whether present or potential) of Wohlers; (ii) any person from whom or to whom Wohlers leases any real or personal property; or (iii) any person engaged in the insurance agency, brokerage or underwriting business, nor does any such person hold positions as an officer or director of a person described in (i), (ii) or (iii) hereof. Except as shown and to the extent disclosed on
Schedule 7(x), there are no contracts, agreements or arrangements to which Wohlers is a party involving any director, officer or employee of Wohlers, or any Seller, or any member of any such Seller's immediate family.

            (y) Employee Benefits. Wohlers is not a party to any pension profit-sharing, bonus or other employee benefit plan, except as shown and to the extent disclosed on Schedule 7(y).

            (z) ERISA. (i) Wohlers has heretofore delivered to Seabury correct and complete copies of: (A) all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and related trust agreements and other funding documentation under which Wohlers has or may have any present or future obligation or liability or under which any employee has or may have any present or future rights to benefits (the "Benefit Plans"); (B) the most recent Internal Revenue Service determination letter relating to each Benefit Plan which is an "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, for which a letter of determination was obtained; (C) to the extent required to be filed, the most recent Annual Report (Form 5500 Series) and accompanying Schedules of each Benefit Plan, as filed with the Internal Revenue Service; (D) the most recent summary plan description for each

Benefit Plan; and (E) if available, the most recent certified financial statement or statements of each Benefit Plan.

                  (ii) Each Benefit Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified, except as and to the extent disclosed in Schedule 7(z), attached hereto, and a favorable determination letter has been issued by the Internal Revenue Service with respect to each such qualified Plan and nothing has occurred that would be reasonably likely to cause the revocation of any such determination letter or the loss of such qualification. Each Benefit Plan is in compliance with and has been administered in accordance with the requirements of ERISA in all material respects and, where applicable, Section 401(a) of the Code and all applicable provisions of the Code.

                  (iii) Wohlers does not participate in or have or may have any present or future obligations or liabilities under any "Multi-employer plan" as that term is defined under ERISA. Wohlers does not maintain or contribute to (or has ever maintained or contributed to) a Benefit Plan which is a defined benefit plan.

                  (iv) All contributions or payments required to be made or accrued before the Closing Date with respect to the Benefit Plans will have been made or accrued by Wohlers. Wohlers does not maintain any severance pay plans or policies or have any commitments therefor except as and to the extent disclosed in Schedule 7(k), copies of which have previously been delivered to the extent such plans, policies or commitments are in writing.

                  (v) There have been no "prohibited transactions" (as such term is defined in Section 4975 of the Code or Title I of ERISA) or transactions that could be reasonably likely to result in any tax or penalty being imposed under
Section 4975, 4976, or 4980B of the Code or Section 409 or 502(i) of ERISA with respect to any Benefit Plan and neither Wohlers, nor any of its employees, directors, officers nor any fiduciary or administrator of any such Plan has engaged in a prohibited transaction.

                  (vi) There are no pending, or to the knowledge of Wohlers or any of the Sellers threatened, claims by or on behalf of such Benefit Plans by any employee or beneficiary covered under such Benefit Plans, or otherwise involving such Benefit Plans, which allege a breach of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of Wohlers or any Benefit Plan under ERISA or any other law.

            (aa) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect,
Wohlers: (i) is in compliance with applicable Environmental Laws; (ii) has not received any written notices alleging the violation of any applicable Environmental Law; (iii) is not the subject of any order, injunction or decree arising under any Environmental Law; and (iv) has not generated, stored, used, emitted, discharged or disposed of any Hazardous Substance in violation of applicable Environmental Laws. "Environmental Law" means any law, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance. "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

            (bb) Terminations by Employees or Clients. Except as shown and to the extent disclosed on Schedule 7(bb) attached hereto: (i) none of the employees listed on Schedule 7(k) has terminated or threatened to terminate his or her relationship with Wohlers either as a result of the transactions contemplated by this Agreement or otherwise; and (ii) no client(s) listed on
Schedule 7(bb) hereof, nor non-listed clients which accounted for more than $100,000, in the aggregate, of revenue of Wohlers during fiscal 1996, has terminated or to the knowledge of Wohlers and the Sellers threatened to terminate, in whole or in part, its relationship with Wohlers, either as a result of the transactions contemplated by this Agreement or otherwise.

            (cc) Customer List. Schedule 7(cc) attached hereto contains a true and complete list of all clients, customers and accounts of Wohlers as to which more than $500,000 of premium was attributable during calendar year 1996, or which accounted for more than $50,000 of revenue of Wohlers during fiscal 1996. Wohlers has not paid or promised to pay or to refund to any client, customer or account any money or other valuable consideration as an inducement for the purchase or renewal of a policy of insurance. Except in the ordinary course of business consistent with past practice, information as to customers, expirations, renewals, group insurance, policy anniversaries and other similar items indicating the source of income of Wohlers has not been divulged or otherwise been made available to any person or firm other than the parties to this Agreement and in connection with the transactions contemplated hereby.

            (dd) Certain Agreement with Clients. Except as shown and to the extent disclosed on Schedule 7(dd) attached hereto, Wohlers is not a party to:
(i) any agreement which provides that when client losses exceed a specified amount, Wohlers is obligated to assume, directly or indirectly, or to reimburse any other person for, any portion of said losses; or (ii) any agreement under which any portion of any fees, commissions or other payments are earned by or otherwise paid to any other person except for sub-brokerage or co-brokerage contracts or arrangements entered into in the ordinary course of business consistent with past practice and except for set-offs of brokerage commissions against fees for services to the extent permitted by law and reflected in a written agreement signed by the client.

            (ee) Insurance Placement. Schedule 7(ee) attached hereto lists all insurance companies with which Wohlers has placed material amounts of insurance for the year 1996 and the names of all intermediaries, wholesalers and managing general agents through which Wohlers has placed material amounts of insurance during such period.

            (ff) Acquisition Negotiations. Wohlers and the Sellers represent that as of the date of the Letter of Intent dated March 5, 1997, it has ceased any and all negotiations with any other party conducted heretofore with respect to a merger, tender offer, sale of material assets, sale of shares of capital stock or similar transaction involving Wohlers or Wohlers Stock.

            (gg) Information in Registration Statement. None of the information supplied or to be supplied by any of the Sellers or Wohlers, in writing, expressly for the purpose of inclusion or incorporation by reference in any registration statement to be filed with the Securities and Exchange Commission ("SEC") by MMC in respect of registration of MMC Stock to be issued in connection with the transactions contemplated by the Agreement or the Registration Rights Agreement (the "Registration Statement") will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Sellers and Wohlers makes no representation and warranty with respect to any information related to periods commencing on or after the Closing.

            (hh) Disclosure. No representation, warranty or statement by any of the Sellers or Wohlers contained in this Agreement or in any of the Schedules or Exhibits attached hereto, and no statement contained in any certificate or other instrument furnished or to be furnished to Seabury pursuant hereto, or in connection with the transactions contemplated hereby, including any of the Operative Documents to which Wohlers or any Seller is a party, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein, in light of the circumstance under which they were made, not misleading.

      8. Representations and Warranties of Seabury. Seabury hereby represents and warrants to Wohlers and each of the Sellers as follows:

            (a) Organization and Good Standing of Seabury. Seabury is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Illinois.

            (b) Corporate Authority of Seabury. Seabury has the corporate power to enter into this Agreement and any Operative Document to which it is a party and to carry out its obligations hereunder and thereunder. The board of directors of Seabury has duly approved the execution, delivery and performance of this Agreement and each of the Operative Documents to which it is a party. This Agreement and any Operative Document to which it is a party is, or upon execution by Seabury will be, a legal, valid and binding obligation of Seabury, enforceable against Seabury in accordance with their respective terms except that the enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws of general application relating to or affecting the rights and remedies of creditors and the general principles of equity, whether considered in a proceeding in equity or at law. The resolutions of the board of directors of Seabury, certified by the secretary of Seabury and delivered to Sellers' Representatives simultaneously with the execution of this Agreement, are true, complete and correct copies thereof.

            (c) No Violation. Neither the execution, delivery and performance of this Agreement or any of the Operative Documents to which Seabury is a party nor the consummation of the transactions contemplated hereby or thereby does or will (with the giving of notice, passage of time or both): (i) conflict with or result in, or create in any party the right to cause, the acceleration of any performance or any increase in any payment required by or the termination, suspension or impairment of, or result in the loss, revocation, impairment, suspension or forfeiture of any rights or privileges under: (A) any contract to which Seabury is a party or by which it is or may be bound or affected or otherwise material to the transactions contemplated hereby or by any of the Operative Documents; (B) its Certificate of Incorporation or By-laws; (C) any judgment to or by which Seabury or any of its asset is or may be subject, bound or affected; or (D) any law, rule, regulation, judgment, order or decree governing or affecting the operation of the business of Seabury; or (ii) result in the creation of any lien on Seabury or upon any of its assets.

            (d) Consents. Seabury has obtained, or will obtain prior to the Closing, approval or consents of all persons (including, without limitation, governmental authorities, creditors of Seabury and parties to any other instrument or agreement to which Seabury is a party or by which it or any of its assets is bound) whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary to be obtained or made by or on behalf of Seabury in connection with the execution, delivery or performance of, or the consummation of the transactions contemplated by this Agreement or any of the Operative Documents.

            (e) Organization and Standing of MMC. MMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (f) Corporate Authority of MMC. This Agreement, the Registration Rights Agreement and all transactions contemplated hereby will not result in a violation of the Certificate of Incorporation or By-Laws of MMC or any material agreement to which MMC is a party or by which it is bound, or any law, rule, license, regulation, judgment, order or decree governing or affecting the business of MMC in any material respect.

            (g) MMC Stock. The MMC Stock to be delivered upon the consummation of the transactions contemplated hereby has been duly authorized and will, when so delivered, be validly issued and outstanding, fully paid and non-assessable.

            (h) MMC Information. Seabury has delivered or otherwise made available to the Sellers each report, proxy statement and information statement prepared by MMC since December 31, 1995, including without limitation, the Annual Report to Stockholders for the fiscal year ended December 31, 1996, the Annual Report on Form 10K for the fiscal year ended December 31, 1996 and the Proxy Statement, dated March 31, 1997, for the 1997 Annual Meeting of Stockholders, each in the form (including exhibits and any amendments thereto) filed with the SEC (each such report, proxy statement or information statement an "MMC Report"). As of their respective dates, the MMC Reports did not, and any MMC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the MMC Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of MMC and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the MMC Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of MMC and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (i) MMC Approval. The board of directors of MMC has duly approved the issuance of the shares of MMC Stock to be issued pursuant to Section 2 hereof and MMC, as the sole stockholder of Seabury, has duly approved the execution, delivery and performance of this Agreement by Seabury.

            (j) Disclosure. No representation or warranty by Seabury contained in this Agreement or in any Schedule or Exhibit attached hereto, and no statement contained in any certificate or other instrument furnished or to be furnished by Seabury pursuant hereto, or in connection with the transactions contemplated hereby, including any Operative Document to which Seabury is a party, contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein to make the statements therein, in light of the circumstance under which they were made, not misleading.

            (k) Tax Representations. Seabury has no present plan or intention to, following the Closing: (i) cause Wohlers to issue additional shares of Wohlers stock that would result in Seabury losing control of Wohlers within the meaning of Section 368(c) of the Code; or (ii) liquidate Wohlers, merge Wohlers into another corporation, sell or otherwise dispose of the stock of

Wohlers, or sell or otherwise dispose of any of the assets of Wohlers. It is Seabury's present plan or intention, following the Closing, to cause Wohlers to continue its historic business or use a significant portion of Wohlers' historic business assets in a business.

            (l) Material Adverse Change. Since December 31, 1996, there have been no material adverse changes in the business, properties, assets, liabilities, results of operations or financial condition of MMC, taken as a whole.

      9. Covenants.

            (a) Access to Information. From and after the date hereof, Wohlers shall continue to afford to the officers, employees and authorized representatives of Seabury reasonable access during normal business hours to the records of Wohlers in order that Seabury may have reasonable opportunity to make such investigation as it shall desire of the affairs of Wohlers. If this Agreement is terminated pursuant to Section 14 hereof, Seabury's obligations with respect to such information will be governed by the terms of that certain Confidentiality Agreement dated October 31, 1996 ("Confidentiality Agreement") by and between Seabury and Wohlers. All requests for information shall be directed to Albert H. Wohlers or the officers of Wohlers, and Seabury shall not contact any other employee or any supplier, customer or person having a relationship with Wohlers without the prior consent of Albert H. Wohlers.

            (b) Actions of Sellers and Wohlers. Between the date hereof and the Closing Date, neither the Sellers nor Wohlers shall take or knowingly permit to be taken any action, or do or knowingly permit to be done anything in the conduct of the business of Wohlers, or otherwise, which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement, or which would cause any of the representations herein to be untrue. Except as otherwise permitted in writing by Seabury and except as otherwise permitted or provided herein, Sellers and Wohlers will use their commercially reasonable efforts to preserve the business of Wohlers, to keep the services of its present officers and employees available and to preserve the goodwill of the clients and others having business relations with Wohlers. Wohlers shall not, without the prior consent of Seabury, enter into any contracts or assume any liabilities which are not in the ordinary course of business.

            (c) Acquisition Proposals. Each of Wohlers and Sellers shall not, directly or indirectly, solicit, encourage, initiate or conduct discussions or negotiations with, any corporation, partnership, person or other entity or group concerning any merger, tender offer, sale of any material assets, sale of shares of capital stock or similar transaction involving Wohlers. Wohlers and Sellers will promptly communicate to Seabury if any of them receives any proposals or inquiries from a third party with respect to the acquisition of Wohlers or any shares of Wohlers Stock or requests for information.

            (d) Maintenance of Insurance. Wohlers shall continue to carry its existing insurance through the Closing Date, subject to variations in amounts required by the ordinary operations of its business. Wohlers shall, prior to the Closing Date, arrange with its insurance carriers for an extension of the discovery period under its existing errors and ommisions policy for a period of two years after the Closing Date with respect to errors and omissions committed or suffered prior to the Closing Date or the expiration of such policies, whichever shall later occur, and the cost of such extension shall be borne equally by Seabury and Wohlers.

            (e) Regulatory Filings. Each of the parties hereto shall promptly take all actions necessary to make each filing it is required to make with any governmental agency or authority as a condition to the consummation of the transactions contemplated hereby and shall comply and cooperate with each other in complying with all applicable requirements of the HSR Act, including, without limitation, the filing of a Notification and Report Form with the Federal Trade Commission ("FTC") and the United States Department of Justice (`USDOJ") in accordance with such Act and the rules and regulations thereunder.

            (f) Compliance with Conditions Precedent. Seabury, Wohlers and each of the Sellers shall exert their respective commercially reasonable efforts, in good faith, to cause the Closing conditions set forth in Sections 11 and 12 to be met on or before the Closing Date (including, without limitation, executing the Operative Documents, as applicable, at the time and in the form contemplated by this Agreement).

            (g) Employee Benefit Plans. No later than July 1, 1997, employees of Wohlers immediately prior to the Closing Date shall participate in all employee benefit plans of Seabury as of the Closing Date which are made generally available to employees of Seabury generally, subject to the eligibility, enrollment and other requirements of such plans; provided, that the provisions of this Section shall not entitle any employee of Wohlers to employment with Seabury or any affiliate thereof from and after the Closing Date. The plans so available as of the date hereof are those described in the summary plan description dated February, 1997 issued by MMC. In the case of the MMC Retirement Plan, the former employees of Wohlers will be credited for purposes of eligibility and vesting, but not benefit accumulation, with their respective prior years of service with Wohlers. In the case of MMC's vacation, severance and sick pay policies, the former employees of Wohlers will be credited for purposes of eligibility and benefit accrual with their respective prior years of service with Wohlers.

            (h) MMC Stock. Seabury shall cause MMC to issue such number of whole shares of MMC Stock as may be required by Section 3 hereof.

            (i) Covenant Not to Compete. For a period of three years from and after the Closing Date, and except as contemplated by the applicable Employment Agreement or Consulting Agreement or as expressly permitted in writing by Seabury, none of the Sellers will, directly or indirectly, own, manage, operate, control, lend money to, guarantee the lending of money to, arrange for or promote the lending of money to, endorse the obligations of, participate in or be connected as an officer, stockholder, employee, partner, director, consultant or advisor with, any firm, organization or business engaged in any business that Wohlers conducts as of the Closing Date in any geographic area in which Wohlers conducts such business as of the Closing Date (the "Covered Business"), provided, however that none of the Sellers shall be prohibited from owning less than 1% of the outstanding stock of any publicly traded corporation engaged, directly or indirectly, in the Covered Business. In addition, Albert H. Wohlers shall refrain from using the corporate name "Albert H. Wohlers & Co." or any derivation thereof in conducting any insurance business. If the final judgment of a court of competent jurisdiction determines that any restrictive covenants set forth in this Section 9(i), or any portion thereof, is invalid, illegal or unenforceable, those covenants shall be considered divisible and the remainder of the covenant shall, to the extent enforceable under applicable law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid, illegal or unenforceable and, if any of the covenants in this Section 9(i), or any portion thereof, is determined to be so invalid, illegal or unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such court should have the power to modify any such provision, to the extent necessary to render the provision enforceable, and such provision, as modified, should be enforced. The parties to this Agreement agree and acknowledge that they are familiar with the Covered

Business and believe that the restrictive covenants set forth in this Section 9(i) are reasonable with respect to their subject matter, duration and geographical application.

            (j) Press Release. Except as required by law or in connection with the applications, consents and approvals required in connection with the transactions contemplated hereby, no public announcement regarding the transactions contemplated hereby, and no disclosure of the terms of this Agreement (except to each parties' respective affiliates, auditors, attorneys and other consultants or advisors) shall be made without the consent of Seabury and the Sellers' Representative. Each of Seabury and the Sellers' Representative agree to make a mutually acceptable press release announcing the completion of the transactions contemplated hereby promptly after the Closing.

            (k) Further Action. Each of the parties hereto shall, at any time, and from time to time, after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further reasonable acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions as contemplated by this Agreement and any of the Operative Documents.

            (l) Additional Information. Between the date hereof and the Closing Date, the parties will promptly notify each other in writing of any changes which will have to be made to any of the representations and warranties made by the Sellers, Wohlers, or Seabury in this Agreement (including, but not limited to, the Schedules and Exhibits annexed hereto) so that the certificates called for by Sections 11(c) and 12(c) hereof may be delivered. If Seabury, in its sole discretion, deems the information required to be delivered pursuant to the foregoing sentence to be material information for MMC as a whole, it may withhold delivering such notice until such information has been publicly disclosed, in which event it shall disclose to the Sellers' Representative that such notice is being withheld, and the Closing hereunder shall be deferred until such notice is given, subject to the termination right of Seller's Representative set forth in Section 14(b) hereof.

            (m) Tax Treatment. The parties shall treat the transactions contemplated by this Agreement as a tax-free reorganization within the meaning of Section 368(a)(1)(b) of the Code and shall report it as such on all applicable Tax returns except to the extent required by any taxing authority as a result of an audit, assessment or the like.

            (n) Income Tax Return. On a timely basis, Sellers shall cause to be prepared, in a timely fashion, the federal and state S corporation income tax returns of Wohlers for the taxable period ending on or before the Closing (the "Final Tax Returns"). Sellers will confer with Seabury concerning the preparation of such Final Tax Returns and the income or loss reported thereon. The Final Tax Returns shall, in accordance with Internal Revenue Code Section 1362 (e) (6), reflect the income of Wohlers for the period beginning January 1, 1997 and ending on the date immediately prior to the Closing Date and shall otherwise be prepared on a basis consistent with Wohlers' historical practices. The Final Tax Returns shall be filed by Wohlers no later than the due dates for such returns (including extensions, if authorized by the Sellers). To the extent that the amounts payable on such returns exceed the amounts recorded as liabilities for Taxes on the Interim Statement, the Sellers shall make payment to Seabury no later than five days prior to the due date (including extensions) of the particular Return. Any disagreement between Sellers and Seabury as to the reporting of any item on the Final Tax Returns which the parties are unable to resolve after good faith discussion shall be referred to a nationally recognized firm of independent accounts reasonably acceptable to Seabury and Sellers for a binding determination.

            (o) Tax Adjustments. Seabury shall:

                  (i) not, without the prior written consent of Sellers' Representative, which consent shall not be unreasonably withheld, amend any income tax return of Wohlers for any taxable period of Wohlers ending on or prior to the Closing Date ("Pre-Closing Tax Period").

                  (ii) promptly notify the Sellers in writing upon receipt by MMC, Seabury or Wohlers of notice of any pending or threatened tax audits of, or assessments against, Wohlers for any Pre-Closing Tax Period. Sellers shall have the right to control, or to represent Wohlers in, any tax audit or administrative or court proceedings relating to any Pre-Closing Tax Period and to employ counsel of their choice at their expense. Seabury and Wohlers shall have the right to participate in any such proceeding and Sellers agree that they will cooperate with Seabury and Wohlers and their counsel in any material aspect of any such proceeding. In that regard, Sellers shall not, without the consent of Seabury (which shall not be unreasonably withheld), agree to any settlement which adversely affects Seabury or Wohlers or which creates an adjustment of a timing nature which results unfavorably in the form of increased taxable income or increased tax liability to

MMC, Seabury or Wohlers in both instances for any taxable period of Wohlers commencing after the Closing Date.

                  (iii) permit, and shall cause Wohlers to permit, the Sellers and their counsel to have reasonable access to Wohlers' books and records and to consult with Wohlers' auditors and employees, without charge, to the extent such access and consultation are necessary or helpful to prosecute or defend any pending or threatened tax audits, or assessments against, Wohlers for any Pre-Closing Tax Period.

            (p) Loan to Pay Dividends. Seabury acknowledges and agrees that Wohlers may borrow funds, consistent with its past practice, to pay dividends to its shareholders and incentive plan benefits as permitted hereunder. Seabury further agrees that this loan will be repaid only out of the assets and earnings of Wohlers and that, following the Closing, Seabury will not directly repay all or any portion of the loan or otherwise contribute funds to Wohlers if the purpose of such contribution is to facilitate the repayment of the loan by Wohlers; provided, however, that if, in the reasonable determination of Seabury, and after 30 days notice to the Sellers' Representative, Wohlers is unable to make a payment required under the loan at a time when a payment is otherwise due, Seabury may provide Wohlers with such funds as are necessary to make the required payment.

            (q) Wohlers Art. Seabury acknowledges that Albert H. Wohlers is the owner of the art listed in Schedule 9(q) hereof and he may take possession of the same at his sole discretion.

            (r) Registration Rights. MMC will execute and deliver to the Sellers' Representative, for the benefit of each Sellers, the Registration Rights Agreement in the form of Exhibit 11(n) providing for registration under the Securities Act of all MMC Stock to be received by such Sellers pursuant to this Agreement, all as provided in such agreement.

            (s) Resale Restrictions. Each Seller hereby agrees to be bound by the resale restrictions applicable to his or her shares of MMC Stock under the Registration Rights Agreement, as provided therein. Each Seller acknowledges that the certificates representing the shares of MMC Stock shall bear a legend reflecting such restrictions, as well as any restrictions imposed under the Securities Act, and all in accordance with the Registration Rights Agreement.

      10. Brokerage. Seabury, the Sellers and Wohlers represent and warrant to each other that no person is entitled to any broker's, finder's or financial advisor's fee in connection with or on account of this Agreement or any transaction herein contemplated.

      11. Conditions Precedent of Seabury. Seabury need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled or waived by Seabury, by giving written notice to Sellers' Representative to that effect, on or prior to the Closing Date:

            (a) Representations and Warranties True at Closing. The representations and warranties of the Sellers and Wohlers contained in this Agreement, any Schedule or Exhibit attached hereto, or in any certificate or document delivered pursuant to the provisions hereof, including any Operative Document, or in connection with the transactions contemplated hereby or thereby, shall be materially true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise specified herein, without regard to certificates delivered under 11(c).

            (b) Compliance with Agreements. The Sellers and Wohlers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

            (c) Resolutions and Sellers' Certificate. Sellers' Representative shall have delivered to Seabury certificates of the secretary of Wohlers, dated the Closing Date, certifying that the resolutions of the board of directors and stockholders of Wohlers authorizing the transactions contemplated herein have not been revoked, superseded or amended and Sellers' Representative shall have delivered to Seabury a certificate in such detail as Seabury may reasonably request, certifying as to the fulfillment of or exceptions to the conditions specified in Sections 11(a) and (b).

            (d) Approval of Proceedings. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for Seabury.

            (e) Opinion of Counsel for Wohlers. Seabury shall have received an opinion of McDermott, Will & Emery, counsel for the Sellers and Wohlers, dated the Closing Date, to the effect and in the form set forth in Exhibit 11(e) attached hereto.

            (f) Injunction. On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

            (g) Adverse Development. There shall have been no developments since December 31, 1996 in the business of Wohlers which, individually or in the aggregate, would have a Material Adverse Effect.

            (h) Resignations and Releases. There shall have been delivered to Seabury resignations of all members of Wohlers' board of directors, dated as of the Closing Date and releases by such directors of all claims against Wohlers including for compensation and expenses payable to such directors up to the Closing Date for the then current pay period.

            (i) Consents. Seabury shall have received all necessary consents and approvals of other persons or governmental authorities, to the issuance of MMC Stock.

            (j) Consents and Licenses. Wohlers shall have obtained all necessary consents and approvals as are required to consummate the transactions contemplated hereby.

            (k) Pledge and Escrow Agreement. The Sellers shall have entered into the Pledge and Escrow Agreement.

            (l) Repayment by Sellers and Employees; Life Insurance. The Sellers and employees of Wohlers shall have paid to Albert H. Wohlers the personal indebtedness, if any, of such persons and their families to Albert H. Wohlers, and Wohlers shall have terminated all policies of life insurance maintained by Wohlers on any of the Sellers other than life insurance benefits generally available to employees.

            (m) Employment Agreements. Each Messrs. Frank Cella, James Malik, Ken Lock, Terence Bernier and Barry Stagl shall have entered into the respective Employment Agreement Amendments attached hereto as Exhibits 11(m)1-11(m)5.

            (n) Registration Rights Agreement. Each of the Sellers shall have entered into the Registration Rights Agreement, substantially in the form of
Exhibit 11(n) (the "Registration Rights Agreement").

            (o) HSR Act Waiting Period. All waiting periods applicable to this Agreement and for transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the USDOJ.

            (p) Employees. Since the date of this Agreement, no employees shall have terminated or threatened to terminate their respective relationships with Wohlers other than employees whose departure, in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.

            (q) Waiver. The Sellers shall have delivered to Seabury a written waiver of George H. Bon Salle, Chairman and CEO of Bon Salle & Co., Inc., of the provision of that certain consulting agreement dated May 6, 1996, permitting termination in the event of a change in control of Wohlers.

            (r) FIRPTA Affidavit. Each Seller shall have delivered or caused to be delivered to Seabury an affidavit, in a form satisfactory to Seabury, stating under penalties of perjury such Seller's taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445(b) of the Code (each, a "FIRPTA Affidavit"), provided, however, that, if any such Seller shall fail to deliver a FIRPTA Affidavit, Seabury shall withhold and pay over to the appropriate Tax authority the amount required to be withheld under Section 1445 of the Code as determined by Seabury.

            (s) Deliveries at Closing. The Sellers shall have delivered to Seabury on or before the Closing, all agreements, instruments and documents required to be delivered pursuant to this Agreement.

      12. Conditions Precedent of the Sellers and Wohlers. The Sellers need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled or waived by Sellers' Representative, by giving written notice to Seabury to that effect, on or prior to the Closing Date.

            (a) Representations and Warranties True at Closing. The representations and warranties of Seabury contained in this Agreement, any Schedule or Exhibit attached hereto or in any certificate or document delivered pursuant to the provisions hereof including any Operative Document, or in connection with the transactions contemplated hereby or thereby, shall be materially true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise specified herein.

            (b) Compliance with Agreement. Seabury shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with prior to or at the Closing.

            (c) Resolutions and Officer's Certificate. Seabury shall have delivered to Sellers' Representative a certificate of officers of MMC and Seabury, dated the Closing Date, certifying that the resolutions of the Board of Directors of MMC and Seabury authorizing the transactions contemplated herein have not been revoked, superseded or amended and Seabury shall have delivered to Sellers' Representative a certificate of an officer of Seabury, dated the Closing Date, in such detail as Wohlers may reasonably request, certifying as to the fulfillment of or exceptions to the conditions specified in Sections 12 (a) and (b).

            (d) Approval of Proceedings. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for Seller's Representative.

            (e) Opinion of Counsel for MMC. The Sellers shall have received an opinion of Leonard F. DiNapoli, Jr., Vice President and Associate General Counsel of MMC, dated the Closing Date, to the effect and in the form set forth in Exhibit 12(e) attached hereto.

            (f) Tax Opinion. Sellers shall have received an opinion of McDermott, Will & Emery substantially in the form of Exhibit 12(f) to the effect that the transactions contemplated hereby qualify as a reorganization under
Section 368(a)1(b) of the Code.

            (g) Injunction. On the Closing Date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

            (h) Pledge and Escrow Agreement. Seabury shall have entered into the Pledge and Escrow Agreement.

            (i) Employment Agreements. Seabury shall have entered into Employment and Consulting Agreements each substantially in the form of Exhibits 11(m)(1)-11(m)(6) respectively.

            (j) Registration Rights Agreement. MMC shall have entered into the Registration Rights Agreement.

            (k) HSR Act Waiting Period. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or terminated without objection by the FTC or the USDOJ.

            (l) Deliveries at Closing. Seabury shall have delivered to Sellers' Representative, on or before the Closing, all agreements, instruments and documents required to be delivered by Seabury hereunder.

      13. Recovery against Sellers and Waiver of Claims.

            (a) Indemnity against Claims. Sellers shall severally indemnify, defend and hold harmless Seabury and its affiliates from and against the following:

                  (i) any and all damages resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any agreement or covenant on the part of the Sellers or Wohlers, whether contained in this Agreement, any Exhibit or Schedule hereto, any of the Operative Documents, or any statement or certificate furnished or to be furnished to Seabury pursuant hereto or in connection with the transactions contemplated hereby; and

                  (ii) any and all actions, suits, proceedings, claims, demands, assessments, damages, judgments, losses, costs and expenses arising from or based upon any of the foregoing, including but not limited to reasonable attorneys' fees.

                  Notwithstanding the foregoing, Sellers shall have no obligation to indemnify Seabury and its affiliates under this Paragraph 13 (except with respect to fraudulent or knowing, intentional misrepresentations of Seller contained herein, for which there shall be no minimum dollar threshold) until such time, if any, that the aggregate amounts of the liabilities, losses, damages, claims, costs and expenses in respect of which Seabury and its affiliates is otherwise entitled to indemnification hereunder, exceeds $250,000, in which event Sellers shall reimburse Seabury and its affiliates for the full amount of such liabilities, losses, damages, claims, costs and expenses in excess of $250,000, provided, however, that no individual liability, loss, damage, claim, cost or expense shall be taken into account unless amounting to more than $5,000, except that no more than $50,000 shall be so disregarded, and further provided that the aggregate liability of Sellers shall not exceed the market value of the Available Shares (as hereinafter defined) at the time of an indemnification payment hereunder. For purposes hereof, the Available Shares shall initially be equal to the number of Original Shares and shall be reduced upon each indemnification payment hereunder by the number of shares of MMC Stock which have a market value at the time of such payment equal to the amount of such payment.

            (b) Notice of Claim and Assumption of Defense. Seabury shall promptly give notice to the Sellers' Representative after Seabury has knowledge of any claim against Seabury or its affiliates as to which recovery may be sought against the Sellers because of the indemnity set forth in Section 13(a) hereof, or of the commencement of any legal proceedings against Seabury or any of its affiliates as to such claim after Seabury or its affiliates has or have knowledge of such proceedings, whichever shall first occur. With respect to any legal proceeding, Seabury shall permit the Sellers' Representative to assume the defense of any such claim or any litigation resulting from such claim. Failure by the Sellers' Representative to notify Seabury of his election to defend such action within 10 days after notice thereof shall have been given to the Sellers' Representative shall be deemed a waiver by the Sellers' Representative of his right to defend such action. If the Sellers' Representative assumes the defense of any such claim or litigation resulting therefrom, the Sellers' Representative shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the consent of Seabury, which consent shall not be unreasonably withheld, or enter into any settlement, except with the consent of Seabury, which consent shall not be unreasonably withheld.

            (c) Settlement of Claim by Seabury. If the Sellers' Representative shall not assume the defense of any such claim or litigation resulting therefrom, Seabury may defend against such claim or litigation in such manner as it may deem appropriate. If Seabury shall consent to the entry of any judgment or enter into any settlement agreement with respect to such claim or litigation without seeking consent of the Sellers' Representative, which consent shall not be unreasonably withheld, Seabury's rights to indemnification hereunder shall be waived. If no settlement of such claim or litigation is made, the Sellers' Representative shall promptly cause reimbursement of Seabury for the amount of any judgment rendered with respect to such claim or litigation and for all expenses, legal or otherwise, incurred by Seabury in the defense against such claim or litigation, to the extent the same are subject to the indemnification obligations of this Agreement.

            (d) Notice of Claim and Threatened Claim. For as long as the representations, warranties hereunder survive under the terms hereof, any Seller who receives notice of any claim or threatened claim against, or dispute involving, Seabury, its affiliates or Wohlers which any such Seller has reason to expect may involve a claim, threatened claim or dispute which may result in a recovery being sought against the Sellers because of a breach of a representation or warrenty hereunder, shall promptly give notice to Seabury.

            (e) General Provisions Relating to Remedies and Indemnification.

                  (i) Seabury and its affiliates shall obtain recovery for any claim for indemnification against Sellers first from the Escrowed Shares which are not subject to any other claim as provided in the Pledge and Escrow Agreement.

                  (ii) None of Seabury or its affiliates shall bring a claim or be entitled to indemnification with respect to any facts or circumstances resulting in a breach of any representation, warranty, covenant or agreement of which Seabury or its affiliates had knowledge on or before the Closing Date. All matters disclosed on any schedule attached hereto or the certificate delivered pursuant to Section 11(c) shall be deemed disclosed on all other schedules hereto. Disclosure of items not required to be disclosed shall not create any inference of materiality.

                  (iii) Sellers' indemnification obligations shall be reduced by any insurance proceeds from policies of insurance maintained by Wohlers immediately prior to the Closing Date which are recovered by Seabury at the time indemnification from Sellers is due hereunder, as well as tax benefits and deductions which may be claimed by Seabury in connection with the matter which is the basis for indemnification. Any insurance proceeds received by Seabury thereafter shall be paid to the Sellers' Representative.

                  (iv) To the extent that the Sellers discharge any claim for indemnification hereunder, the Sellers shall be subrogated to all rights of Seabury, MMC or their affiliates against third parties.

                  (v) After the Closing, the indemnification rights provided pursuant to this Article 13 shall be the exclusive remedy of the parties with respect to any dispute arising out of or related to this Agreement and the transactions contemplated hereby.

                  (vi) ARTICLES 6 AND 7 CONTAIN THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY WOHLERS AND THE SELLERS IN THIS TRANSACTION. ALL OTHER WARRANTIES EXPRESSED OR IMPLIED ARE HEREBY DISCLAIMED.

                  (vii) For purposes of this Agreement, the phrases "to the knowledge or best knowledge of Wohlers or Seller's," "known to Wohlers or Sellers" and phrases with similar language or effect shall mean what is actually known by any of Messrs. Albert H. Wohlers, Frank J. Cella, James R. Malik, Kenneth B. Lock, Terence B. Bernier or Barry M. Stagl.

                  (viii) Wohlers and Sellers shall have no obligation to indemnify Seabury, MMC or their affiliates or otherwise have liability to Seabury, MMC or their affiliates for consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items except to the extent the same are payable in connection with third party claims which are indemnifiable hereunder.

      14. Termination and Abandonment. In addition to the rights of any of the parties to terminate this Agreement under any other provision hereof, this Agreement may be terminated prior to the Closing Date as follows:

            (a) By the mutual consent of Seabury and Sellers' Representative on behalf of Sellers;

            (b) By Seabury or Seller's Representative if the Closing Date has not occurred through no fault of the terminating party on or before June 30, 1997; provided, however, that such date may be extended to any subsequent date or dates approved by Seabury and Sellers' Representative.

            (c) By Seabury if any of the conditions provided for in Section 11 of this Agreement have not been met and have not been waived.

            (d) By the Seller's Representative on behalf of Sellers if any of the other conditions provided for in Section 12 of this Agreement have not been met and have not been waived.

            In the event of the termination of this Agreement and the abandonment of the Transaction pursuant to (b), (c), or (d) above, notice shall forthwith be given by the terminating party to the other parties to this Agreement. If this Agreement is terminated as aforesaid, Seabury shall continue to be bound by the terms of the Confidentiality Agreement. The termination of this Agreement shall not effect any claim for any breach of its terms, which claim shall survive.

      15. Survival. The representations, warranties and agreements contained or referred to herein shall survive the Closing hereunder, provided that no claims may be initiated by or on behalf of any party hereto against any other party on the basis of such representations, warranties and agreements after 12 months from the Closing Date, unless based upon fraud or an intentional misrepresentation or a breach of or failure to comply with an agreement which is to be performed or complied with in whole or in part after 12 months from the Closing Date.

      16. Notices. Any notice, or other communication required or permitted to be sent hereunder shall be duly given if delivered personally or mailed by registered or certified mail, return receipt requested, as follows:

            (a)  To the Sellers, Wohlers or Sellers' Representative:

                 Albert H. Wohlers & Co.
                 1440 North N.W. Highway
                 Park Ridge, Illinois  60068
                 Attention: Albert H. Wohlers

                 With a copy to:

                 Albert H. Wohlers
                 710 North Prospect Avenue
                 Park Ridge, Illinois  60068

                 and a copy to:

                 McDermott, Will & Emery
                 227 West Monroe Street
                 Chicago, Illinois  60606
                 Attention: James M. Roche

            (b)  To Seabury:

                 Seabury & Smith, Inc.
                 1166 Avenue of the Americas
                 New York, New York  10036
                 Attention: CEO

                 With a copy to:

                 Marsh & McLennan Companies, Inc.
                 1166 Avenue of the Americas
                 New York, New York  10036
                 Attention:  Legal Department

or to such other addresses as such parties shall have last designated by notice to the other parties.

      17. Entire Agreement. This Agreement constitutes the entire agreement among the parties regarding the subject matter hereof and shall not be amended or terminated except by an instrument in writing signed by or on behalf of the parties hereto.

      18. Law to Govern; Consent to Jurisdiction. a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws.

            b) Any judicial proceeding brought with respect to this Agreement must be brought in any federal court of competent jurisdiction in the City of Chicago and State of Illinois, and, by execution and delivery of this Agreement, each party: (i) accepts, generally and unconditionally, the exclusive jurisdiction of such court and related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection that he, she or it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

      19. Binding Effect; No Assignment. This Agreement shall not be assignable by any party hereto. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement.

      20. No Third Party Rights. Nothing in this Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement.

      21. Expenses. The parties shall bear their respective expenses of the transactions herein contemplated, including, but not limited to, any fees and expenses of their respective counsel and financial advisors, and none of the fees and expenses incurred by a Seller in connection herewith have been or will be charged directly or indirectly to Wohlers except that Seabury acknowledges that Wohlers shall be liable for such fees and expenses of the Sellers but only to the extent that the aggregate fees and expenses incurred by Wohlers in connection herewith and the transactions contemplated hereby on its behalf and on behalf of the Sellers shall not exceed $100,000, and Sellers shall be jointly and severally liable for the excess.

      22. Exhibits. Each of the Exhibits and Schedule annexed hereto is incorporated herein as if fully set forth.

      23. Waiver. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provision at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action with respect to any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default by such other party.

      24. Severability. Any provision of this Agreement which may be determined by any court of competent jurisdiction to be invalid or unenforceable in such jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The parties shall negotiate in good faith to replace such provision with an appropriate, legal provision.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       SEABURY & SMITH, INC.


                                       By:
                                          --------------------------------------

                                       ALBERT H. WOHLERS & CO.


                                       By:
                                          --------------------------------------


                                       -----------------------------------------
                                       Albert H. Wohlers, as Trustee
                                         of the Albert H. Wohlers Trust


                                       -----------------------------------------
                                       Jane L. Wohlers, as Trustee
                                         of the Jane L. Wohlers Trust


                                       -----------------------------------------
                                       Susan W. Pearson


                                       -----------------------------------------
                                       Susan Wohlers Pearson


                                       -----------------------------------------
                                       Susan W. Pearson, as Trustee
                                         of the Susan W. Pearson Exemption Trust


                                       -----------------------------------------
                                       Nancy W. Malik


                                       -----------------------------------------
                                       Nancy Wohlers Malik


                                       -----------------------------------------
                                       Nancy W. Malik, as Trustee of the
                                         Nancy W. Malik Exemption Trust

                                       -----------------------------------------
                                       Susan Wohlers Pearson, as
                                         Custodian for Natalie Jane Malik


                                       -----------------------------------------
                                       Susan Wohlers Pearson, as
                                         Custodian for Andrew James Malik


                                       -----------------------------------------
                                       Nancy W. Malik, as
                                         Custodian for Molly Jane Pearson


                                       -----------------------------------------
                                       Susan Wohlers Pearson, as
                                         Custodian for Daniel James Malik


                                       -----------------------------------------
                                       Frank J. Cella, as Trustee of the
                                         Frank J. Cella Living Trust


                                       -----------------------------------------
                                       James R. Malik


                                       -----------------------------------------
                                       Kenneth B. Lock, as Trustee of the
                                         Kenneth B. Lock Revocable Trust


                                       -----------------------------------------
                                       Terence B. Bernier


                                       -----------------------------------------
                                       Barry M. Stagl